EXHIBIT 10.8

CONSULTING AGREEMENT

THIS AGREEMENT, dated for reference the 1st day of February, 2005

AMONG:

GENEMAX CORP., a Nevada company having an office at Suite 400 — 1681 Chestnut Street, Vancouver, British Columbia, V6J 4M6

(the “Company”);

AND:

442668 B.C. LTD., a company incorporated under the laws of the Province of British Columbia, having its office at 12596 — 23rd Avenue, Surrey, British Columbia, V4A 2C4

(the “Consultant”).

AND:

WILFRED JEFFERIES, of 12596 – 23rd Avenue, Surrey, British Columbia V4A 2C2

(the “Consultant Principal”).

WHEREAS:

A. The Company is in the biotechnology business, specializing in the discovery and development of immunotherapeutics and prophylactic vaccines;

B. The Consultant currently provides scientific discovery and development services on a consulting basis to the Company and otherwise provides the services of the Consultant Principal as the Company’s Chief Scientific Officer (“CSO”);

C. The Company is implementing a reorganization plan and, accordingly, the Company and the Consultant wish to set forth the terms upon which the Consultant will serve as CSO on a going-forward basis;

THEREFORE, in consideration of the mutual promises in this Agreement, the parties agree as follows:

1. ENGAGEMENT

1.1 The Company engages the Consultant to provide, and the Consultant agrees to provide to the Company, from time to time, scientific discovery and development services. The Consultant agrees that it shall, during the continuance of this Agreement and subject to clause 1.3, provide sufficient time to the business and affairs of the Company for the performance of the services hereunder. The Consultant will cause the Consultant Principal to be available for advice and counsel to the management and the directors of the Company at such reasonable and convenient times and places as may be mutually agreed upon.

1.2 The Consultant covenants and agrees that the services to be provided hereunder will be provided by the Consultant Principal on behalf of the Consultant unless otherwise agreed to in writing between the Company and the Consultant Principal. The Consultant Principal shall be appointed as, and exercise the duties and powers of, the office of CSO of the Company but shall not be an employee of the Company.

1.3 Notwithstanding section 1.1, the Company acknowledges that the Consultant Principal is employed by the University of British Columbia in accordance with an agreement between the Consultant Principal and the University of British Columbia (the “UBC Agreement”). If one or more provisions or obligations of this Agreement is deemed to conflict with or otherwise breach a provision or obligation set forth in the UBC Agreement, the parties agree that, to the extent possible, the provision or obligation of this Agreement shall be modified so as to avoid any such conflict or breach, and this Agreement will be deemed amended, and the parties agree to renegotiate such provision or obligation in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the provision or obligation cannot be modified as contemplated in this clause 1.3 or parties cannot reach a mutually agreeable and enforceable replacement for such provision or obligation then, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

2. TERM AND TERMINATION

2.1 This Agreement will be for an initial term with effect from the date (the “Commencement Date”) that is the first business day following the date of closing of a private placement offering (the “Offering”) of securities of the Company raising gross proceeds of approximately US$1,000,000, currently expected to complete in February, 2005, up to and including December 31, 2007 (the “Term”). This Agreement will be automatically renewed for successive one year periods unless either the Company gives to the Consultant or the Consultant gives to the Company written notice of the termination of this Agreement, not less than 6 months prior to the expiry of the Term or any subsequent renewal period of this Agreement.

2.2 This Agreement may be terminated at any time by either party by the provision to the other of 6 months’ written notice of such termination. However, if this Agreement is terminated by the Company without cause prior to the expiration of the Term, the Company shall pay to the Consultant all fees that would be otherwise owing to the Consultant pursuant to either paragraph 3.1(a) or 3.2(a) herein, as applicable, until the later of March 7, 2006 or 12 months from the date of notice of termination pursuant to this clause 2.2.

If the Company terminates the services of the Consultant pursuant to this clause 2.2, stock options held by the Consultant pursuant to this Agreement and the Company’s stock option plan and not previously exercised, if any, shall forthwith vest and become exercisable, and in the case of a conflict between the terms of this Agreement and the Company’s stock option plan, the terms of this Agreement shall govern.

The Consultant agrees to accept the notice (or pay in lieu of notice), and exercisable stock options as set out in this clause 2.2 in full and final settlement of all amounts owing to the Consultant by the Company on termination, including any payment in lieu of notice of termination, entitlement of the Consultant under any applicable statute and any rights which the Consultant may have at common law, and the Consultant waives any claim to any other payment or benefits from the Company.

2.3 On termination or expiry of the term of this Agreement, the Consultant will return all property of the Company then in its possession, including any office equipment, automobiles, correspondence, documents, computer disks, notebooks, video and audio equipment and tapes, files and other tangible property.

3. REMUNERATION AND REIMBURSEMENT

3.1 In consideration for the services to be provided to the Company by the Consultant under this Agreement, the Company will:

(a)	commencing on the Commencement Date, pay once monthly to the Consultant a base fee in the amount of $10,000 plus GST (the “Base Fee”), on the fifth business day of the month following the month in respect of which the payment is made;

(b)	commencing twelve months after the Commencement Date, pay to the Consultant once annually a bonus payment (“Bonus”) based on the achievement of performance objectives, in an amount and form to be determined between the Consultant and the compensation committee (“Compensation Committee”) comprised of the Company’s board of directors in whole or in part; and

(c)	grant to the Consultant, as soon as reasonably practicable following the completion of the Offering, stock options to purchase 2,500,000 previously unissued common shares in the capital of the Company, exercisable at such price determined in accordance with and subject to the terms and conditions of the Company’s stock option plan; and

(d)	reimburse the Consultant for all out of pocket expenses reasonably, actually and properly incurred by them in connection with the performance of the duties of the Consultant under this Agreement.

3.2 As soon as reasonably practicable following the completion by the Company of a further private placement offering of equity securities (the “Second Offering”) raising approximately US$2,000,000, the Second Offering to be completed approximately fourth months after the completion of the Offering, the Compensation Committee and the Consultant will negotiate in good faith the amount of the Base Fee to be paid to the Consultant. In addition, the Consultant will be granted further stock options to purchase an additional 2,000,000 previously unissued common shares in the capital of the Company exercisable at such price determined in accordance with and subject to the terms and conditions of the Company’s stock option plan.

3.3 As soon as reasonably practicable after the completion of the Offering, the Company will pay to the Consultant a combination of a cash fee and previously unissued shares of the Company, as set forth in the attached “Debt Settlement Schedule”, in consideration for all past services provided by the Consultant to the Company.

3.4 It is acknowledged and agreed that all references to the issuance of shares pursuant to this Agreement, including through stock options and debt settlement, refer to pre-consolidation shares in the capital of the Company.

3.5 The Consultant agrees that all stock options previously granted to the Consultant will be cancelled pursuant to the Company’s corporate reorganization plan.

4.	DUTIES OF THE CONSULTANT

During the term of this Agreement, the Consultant will, and will cause the Consultant Principal to:

(a)	provide the services required under this Agreement honestly and diligently, and will use its best efforts to serve the Company and promote its interests;

(b)	obey and carry out all lawful and reasonable instructions, rules and policies, orders and directions as given to it by the board of directors and the senior officers of the Company; and

(c)	keep himself informed of and comply with all applicable laws and policies relating to the provision of its services under this Agreement.

5. CONFIDENTIAL INFORMATION

5.1 The Consultant and the Consultant Principal will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating the Company, whether during the term of this Agreement or thereafter, unless it first receives written permission to do so from an authorized officer of the Company.

5.2 For the purposes of this Agreement, “confidential information”, includes, but is not limited to, information disclosed to or acquired by the Consultant relating to the business of the Company, its projects or the personal affairs of the directors, officers and shareholders of the Company, including information developed or gathered by the Consultant which has not been approved by the Company for public dissemination, trade secrets, information relating to clients, customers, sales, costs, products, services, business systems, research, strategies, markets, or plans belonging to or developed by the Company or its subsidiaries, but does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law to be disclosed.

6. NON-COMPETITION

The Consultant and the Consultant Principal will not, without the prior written consent of the Company during this Agreement and during the two year period immediately following the termination of this Agreement, within North America:

(a)	undertake to perform on behalf of any other entity any service that would conflict directly or indirectly with the Company’s technologies or the performance of the services being provided to the Company under this Agreement;

(b)	directly or indirectly engage in or become financially interested in any business that will interfere or compete with the business of the Company;

(c)	divert or attempt to divert any business of, or any customers of the Company or of any employees, consultants or agents of the Company, to any other competitive establishment, by direct or indirect inducement or otherwise;

(d)	directly or indirectly impair or seek to impair the reputation of the Company, or any relationships that the Company has with its employees, customers, suppliers, agents or other parties with which the Company does business or has contractual relations; or

(e)	directly or indirectly, in any way, solicit, hire or engage the services of any employee or consultant of the Company, or persuade or attempt to persuade any such individual to terminate his or her employment or consulting agreement with the Company.

7. AMENDMENTS

No amendment, change, modification or addition to this Agreement will be valid unless made in writing and executed by both parties to this Agreement.

8. NOTICE

8.1 Any notice under this Agreement will be given in writing and must be delivered, sent by telex, telegram or telecopier or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by such party in writing.

8.2 If notice is sent by telex, telegram or telecopier or is delivered, it will be deemed to have been given at the time of transmission or delivery.

8.3 If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

8.4 If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telex, telegram or telecopier or will be delivered.

9. GOVERNING LAW

This Agreement is governed by the law of British Columbia and, except as otherwise provided in this Agreement, the parties attorn to the exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising out of or in connection with this Agreement.

10. ASSIGNMENT

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

11. TIME OF ESSENCE

Time is of the essence of this Agreement.

12. EFFECTIVE DATE

Notwithstanding the date that this Agreement is executed and delivered by the parties, it will have effect from the Commencement Date.

13. CURRENCY

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise stated.

14. PREVIOUS AGREEMENTS

14.1 The parties agree that this Agreement supersedes, terminates and cancels, without notice, penalty or any liability to the Company for any payment whatsoever, any and all previous agreements, representations or warranties, written or oral.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

GENEMAX CORP.

Per:	“Ron Handford”

Authorized Signatory

442668 B.C. LTD.

Per:	“Wilfred Jefferies

Authorized Signatory

Wilfred Jefferies hereby acknowledges the appointment of 442668 B.C. Ltd. under this Consulting Agreement and executes this page below for the purpose only of confirming that he is bound by the provisions of Section 5 and Section 6 of this Agreement.

SIGNED, SEALED AND DELIVERED by	)
Consultant Principal in the	)
presence of:	)
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“Ronald Handford	)	“Wilfred Jefferies”
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Name	)	WILFRED JEFFERIES
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Address	)
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City	)
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Occupation

442668 B.C. Ltd.
Debt Settlement Schedule

Amount owed to
442668 B.C. Ltd.
	Cash Settlement	Shares to be issued

Cdn. $113,025	Nil	452,100